EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of March 10, 2009, (the “Agreement”), is by and between Donald F. Adam (the “Employee”) and Benchmark Electronics, Inc., a Texas corporation (the “Company”).

WITNESSETH:

In consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

Section 1.  Employment.  The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment by the Company, upon the terms and subject to the conditions hereinafter set forth.  During the term of his employment, the Employee shall have the title of Vice President and Chief Financial Officer.

Section 2.  Duties.  In his capacity as Vice President and Chief Financial Officer of the Company, the Employee shall perform such reasonable executive duties as a Vice President and Chief Financial Officer would normally perform or as otherwise specified in the By-laws of the Company, and such other reasonable executive duties as the Board of Directors of the Company may from time to time reasonably prescribe with the concurrence of the Employee.  Except as otherwise provided herein, except as may otherwise be approved by the Board of Directors of the Company, and except during vacation periods and reasonable periods due to sickness, personal injury or other disability, the Employee agrees to devote substantially all of his available time to the performance of his duties to the Company hereunder, provided that nothing contained herein shall preclude the Employee from (i) serving on the board of directors of any business or corporation on which he is serving on the date hereof or, with the consent of the Board of Directors, serving on the board of directors of any other business or corporation, (ii) serving on the board of, or working for, any charitable or community organization, and (iii) pursuing his personal financial and legal affairs so long as such activities do not materially interfere with the performance of the Employee’s duties hereunder.

Section 3.  Term.  Except as otherwise provided herein, the term of this Agreement shall be for one (1) year (the “Initial Term”), commencing on the date of this Agreement.  This Agreement shall be automatically renewed thereafter for successive one (1) year terms (each such renewal term, a “Renewal Term”), unless either party gives to the other written notice of termination no fewer than ninety (90) days prior to the expiration of any such Renewal Term, which notice shall expressly refer to this Section 3 of the Agreement and state that such party does not wish to extend this Agreement (any such notice, a “Non-Renewal Notice”).  Any such Non-Renewal Notice given by the Company shall constitute a termination of the Employee’s employment without Cause for purposes of this Agreement.  The Initial Term, as the same may be extended by any Renewal Term, is referred to herein as the “Employment Term.”  The provisions of this Agreement shall survive any termination hereof.

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Section 4.  Compensation and Benefits.  In consideration for the services of the Employee hereunder, the Company shall compensate the Employee and perform its other obligations as provided in this Section 4.

(a) Base Salary.  Commencing on the date hereof, the Employee shall be entitled to receive, and the Company shall pay the Employee in equal bi-weekly installments, a base salary at a rate per annum of Three Hundred Thousand United States Dollars ($300,000), as increased from time to time by  the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).  Commencing in 2006 and from time to time at least annually thereafter, the Compensation Committee shall review and evaluate the annual base salary of the Employee in accordance with its standard policies and practices for key executive employee compensation and, in its discretion, may increase the Employee’s annual base salary commencing on August 1, 2009 and on anniversaries of such date thereafter.  The amount of such base salary for each respective annual one (1) year period, including any increases hereafter approved, is referred to as the “Base Salary” for such respective one year period.  The Employee’s Base Salary may not and shall not be decreased or reduced more than ten percent (10%) in any year, including but not limited to after giving effect to any such increase.

(b) Bonus.  During the Employment Term, the Employee shall be eligible to participate in any annual fiscal year bonus program that may be provided by the Company for its key executive employees, subject to its terms and conditions.  On February 17, 2009, the Compensation Committee adopted a formal bonus plan (the “Executive Bonus Plan”) for eligible senior executive officers, including the Employee.  The Executive Bonus Plan provides the Employee with a target bonus opportunity of Fifty percent (50%) of Base Salary for each calendar year in the Employment Term if the Company attains specified performance objectives for such year, and an over achievement bonus opportunity of up to One Hundred percent (100%) of Base Salary if the Company exceeds the foregoing performance objectives by predetermined amounts.  Such objectives and targets shall be determined on an annual basis each year during the Employment Term, and shall be reasonably satisfactory to the Company and the Employee.  All bonuses payable to the Employee under the Executive Bonus Plan or any other annual bonus plan shall be determined and paid on or prior to March 31 of the year following the year for which such bonus is payable.

(c) Other Long Term Incentive Compensation.  The Employee shall be entitled to participate in all long-term incentive compensation programs for key executives (if any) at a level commensurate with his position.

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(d) Other Benefits.  During the term of this Agreement, the Employee shall be entitled to participate in and receive benefits under any and all pension, profit-sharing, life and other insurance, medical, dental, health and other welfare and fringe benefit plans and programs, and be provided any and all other perquisites, that are from time to time made available to executive employees or other employees of the Company.  The Employee shall also be entitled to an amount of paid vacation per calendar year, and sick leave and illness and disability benefits, in accordance with such reasonable Company policy as may be applicable from time to time to key executive employees.

Section 5.  Expenses and Other Employment-Related Matters.  It is acknowledged by the parties that the Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, entertainment and similar expenses.  The Company shall reimburse the Employee for all reasonable expenses incurred by the Employee in connection with the performance of his duties hereunder or otherwise on behalf of the Company.

Section 6.  Termination.  The Employee’s employment may terminate prior to the end of the Employment Term as provided in this Section 6.

(a) Death or Disability.  The Employee’s employment will terminate (x) immediately upon the death of the Employee during the term of his employment hereunder or (y) at the option of the Company, upon thirty (30) days’ prior written notice to the Employee, in the event of the Employee’s disability.  The Employee shall not be deemed disabled unless, as a result of the Employee’s incapacity due to physical or mental illness (as determined by a physician selected by the Employer or its insurers and reasonably acceptable to the Employee or his representative), the Employee shall have been absent from and unable to perform his duties with the Company on a full-time bases for one hundred twenty (120) consecutive business days.   In the event of termination of the Employee’s employment pursuant to this Section 6(a):

(1) The Company shall immediately pay the Employee any portion of the Employee’s Base Salary accrued but unpaid through the date of such termination and all payments and reimbursements under Section 5 hereof for expenses incurred prior to such termination.  Six (6) months after the date of termination, the Company will make a lump sum cash payment equal to the Employee’s Base Salary and a prorated annual bonus for the year of termination equal to Twenty-Five percent (25%) of the amount calculated by dividing the Employee’s annual Base Salary at the date of such termination by twelve (12) and multiplying the result by the number of months in the year of such termination that began or ended prior to the date of such termination.  If the Company achieves target performance objectives for the entire year in which such termination occurs that, under the Executive Bonus Plan or any other then effective bonus plan, would have entitled the Employee to receive an annual bonus for such year calculated at a percent greater than Twenty-Five percent (25%) of Base Salary, the Employee or his estate shall be entitled to receive, at the time such bonus would have normally been payable or six (6) months after the termination of employment (whichever later occurs), an additional amount equal to (x) such larger bonus amount divided by twelve (12) and multiplied by the number of months in the year of such termination that began or ended prior to the date of such termination minus (y) the amount previously paid pursuant to the preceding sentence.

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(2) The Employee shall be entitled to receive all vested benefits under the Company’s otherwise applicable plans and programs.

(b) For Cause.  The Company may terminate the employee’s employment for Cause (as defined below) upon written notice by the Company to the Employee, such termination to take effect on the date determined in accordance with the last paragraph of this Section 6(b) below to be the termination date for such purpose.  In the event of termination of the Employee’s employment for Cause pursuant to this Section 6(b):

(1) The Company shall immediately pay the Employee (i) any portion of the Employee’s Base Salary accrued but unpaid through the date of such termination and (ii) all payments and reimbursement under Section 5 hereof for expenses incurred prior to such termination.

(2) The Employee shall be entitled to receive all vested benefits under the Company’s otherwise applicable plans and programs.

For purposes of this Agreement, the term “Cause” shall mean the Employee’s (i) gross negligence in the performance of his duties with the Company, which gross negligence results in a material adverse effect on the Company, provided that no such gross negligence will constitute “Cause” if it relates to an action taken or omitted by the Employee in the good faith, reasonable belief that such action or omission was in or not opposed to the best interests of the Company; (ii) habitual neglect or disregard of his duties with the Company that is materially and demonstrably injurious to the Company, after written notice from the Company stating the duties the Employee has failed to perform; (iii) engaging in conduct or misconduct that materially harms the reputation or financial position of the Company; (iv) obstruction, impedance, or failure to materially cooperate with an investigation authorized by the Board, a self-regulatory organization empowered with self-regulatory responsibilities under federal or state laws, or a governmental department or agency; or (v) conviction of a felony, provided that no such conviction will constitute “Cause” if it relates to an action taken or omitted by the Employee in the good faith, reasonable belief that such action or omission was in or not opposed to the best interest of the Company.  The Employee’s employment may not and shall not be terminated for Cause unless the (1) Board of Directors provides the Employee with written notice stating the conduct alleged to give rise to such Cause, (2) the Employee has been given an opportunity to be heard by the Board, (3) in the case of clause (i) or (ii) of the definition of Cause, the Employee has been given a reasonable time to cure, and the Employee has not cured such negligence or failure to the reasonable satisfaction of the Board, and (4) the Board has approved such termination by majority vote of the members of the Board of Directors, excluding the Employee.

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(c) By Company Without Cause.  The Company may terminate the Employee’s employment at any time for any reason without Cause.  In the event of any termination of the Employee’s employment by the Company without Cause:

(1) The Company shall pay the Employee severance pay for the Severance Period (as defined below) at the per annum rate which shall equal one hundred percent (100%) of his Base Salary at the date of such termination.  The Company shall pay such severance pay in lump sum six (6) months after the date of such termination.  The Company’s obligation to make such payments shall be absolute and unconditional.  Without limiting the foregoing, such payments shall not be subject to any right of offset or similar right, and the Employee shall have no obligation of mitigation or similar obligation with respect thereto.

(2) The Company shall immediately pay the Employee the portion of the Employee’s Base Salary accrued but unpaid through the date of such termination and all payments and reimbursements under Section 5 hereof for expenses incurred prior to such termination.  Six (6) months after the date of termination, the Company will pay a prorated annual bonus for the year of termination equal to Twenty Five percent (25%) of the amount calculated by dividing the Employee’s annual Base Salary at the date of such termination by twelve (12) and multiplying the result by the number of months in the year of such termination that began or ended prior to the date of such termination.  If the Company achieves target performance objectives for the entire year in which such termination occurs that, under the Executive Bonus Plan or any other then effective bonus plan, would have entitled the Employee to receive an annual bonus for such year calculated at a percent greater than Twenty Five percent (25%) of Base Salary, the Employee (or his estate) shall be entitled to receive, and the Company shall pay, at the time the bonus would have normally been payable or six (6) months after the termination of employment (whichever later occurs), an additional amount equal to (x) such larger bonus amount divided by twelve (12) and multiplied by the number of months in the year of such termination that began or ended prior to the date of termination minus (y) the amount previously paid pursuant to the preceding sentence.

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(3) The Employee shall be entitled to receive all vested benefits under the Company’s otherwise applicable plans and programs.

(4) Following such termination, the Employee shall be entitled to continue participation in all medical, dental, health and other welfare benefits (or receive comparable coverage if such participation is not permitted under the terms of such plans or if the Board, at its option, determines that it is in the best interest of the Company to provide such comparable coverage rather than continued participation in the Company’s plans) until the end of the Severance Period upon the same terms and conditions that would have applied if the Employee continued to be employed by the Company, provided that the benefits referred to in this clause (4) will cease if and to the extent the Employee becomes eligible for similar benefits by reason of new employment.

For purposes of this Agreement, the term “Severance Period” means a period equal to one (1) full year beginning on the date of such termination.

(d) By Employee for Good Reason.  The Employee may terminate his employment at any time for Good Reason (as defined below).  In the event of any termination of the Employee’s employment by the Employee for Good Reason:

(1) The Company shall pay the Employee severance pay for the Severance Period (as defined above) at the per annum rate which shall equal one hundred percent (100%) of his Base Salary at the date of such termination.  The Company shall pay such severance pay in lump sum six (6) months after the date of such termination.  The Company’s obligation to make such payments shall be absolute and unconditional.  Without limiting the foregoing, such payments shall not be subject to any right of offset or similar right, and the Employee shall have no obligation of mitigation or similar obligation with respect thereto.

(2) The Company shall immediately pay the Employee the portion of the Employee’s Base Salary accrued but unpaid through the date of such termination and all payments and reimbursements under Section 5 hereof for expenses incurred prior to such termination.  Six (6) months after the date of termination, the Company will pay a prorated annual bonus for the year of termination equal to Twenty Five percent (25%) of the amount calculated by dividing the Employee’s annual Base Salary at the date of such termination by twelve (12) and multiplying the result by the number of months in the year of such termination that began or ended prior to the date of such termination.  If the Company achieves target performance objectives for the entire year in which such termination occurs that, under the Executive Bonus Plan or any other then effective bonus plan, would have entitled the Employee to receive an annual bonus for such year calculated at a percent greater than Twenty Five percent (25%) of Base Salary, the Employee (or his estate) shall be entitled to receive, and the Company shall pay, at the time the bonus would have normally been payable or six (6) months after the termination of employment (whichever later occurs), an additional amount equal to (x) such larger bonus amount divided by twelve (12) and multiplied by the number of months in the year of such termination that began or ended prior to the date of termination minus (y) the amount previously paid pursuant to the preceding sentence.

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(3) The Employee shall be entitled to receive all vested benefits under the Company’s otherwise applicable plans and programs.

(4) Following such termination, the Employee shall be entitled to continue participation in all medical, dental, health and other welfare benefits (or receive comparable coverage if such participation is not permitted under the terms of such plans or if the Board, at its option, determines that it is in the best interest of the Company to provide such comparable coverage rather than continued participation in the Company’s plans) until the end of the Severance Period upon the same terms and conditions that would have applied if the Employee continued to be employed by the Company, provided that the benefits referred to in this clause (4) will cease if and to the extent the Employee becomes eligible for similar benefits by reason of new employment.

For purposes of this Agreement, “Good Reason” means (A) a material diminution of the Employee’s duties or responsibilities, (B) a reduction in the Employee’s Base Salary greater than ten percent (10%), or annual bonus or long-term incentive compensation opportunity, (C) a Change of Control (as defined in Section 7 hereof), but only if the Employee terminates his employment pursuant to this subsection within ninety (90) days after the date of such Change of Control, or (D) a material breach by the Company of any other provision of this Agreement that is not cured promptly after written notice to the Company by the Employee.

(e) By Employee Without Good Reason.  The Employee may terminate his employment at any time without Good Reason upon thirty (30) days’ prior written notice to the Company.  In the event of any such termination of the Employee’s employment by the Employee without Good Reason:

(1)  The Company shall immediately pay the Employee (i) any portion of the Employee’s Base Salary accrued but unpaid through the date of such termination and (ii) all payments and reimbursements under Section 5 hereof for expenses incurred prior to such termination.

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(2) The Employee shall be entitled to receive all vested benefits under the Company’s otherwise applicable plans and programs.

(f) Excise Tax Gross-Up Payment.  If a Change of Control or other transaction triggers or results in the imposition upon the Employee of any excise or similar tax under Section 4999 of the Internal Revenue Code (or any similar or successor provision) pursuant to the terms of this Agreement or any employee stock option agreement or plan in which the Employee is a participant, the Company shall pay (or cause any acquirer in such transaction to pay) any such excise or similar tax and make “gross-up” payments to the Employee to the extent necessary so that the Employee will receive the same net after-tax amount he would have received if no excise tax had been imposed on him.

(g) No Penalty, Forfeiture or Liability.  Any termination by the Employee of his employment with the Company in accordance with the terms hereof shall be without penalty, forfeiture, or liability arising out of such termination of any kind or nature.  Notwithstanding any other provision hereof, any termination of the Employee’s employment on or after the occurrence of a Change of Control shall be deemed to be a termination by the Company without Cause if by the Company.

Section 7. Change in Control.  For purposes of this Agreement, (1) the term “Person” means any corporation, partnership, trust, company, business, firm, association, organization, individual, governmental instrumentality or entity, or other person or entity, (2) the term “Voting Stock” shall mean, as to any Person, the then-outstanding securities of or other interests in such corporation entitled to vote generally in the election of directors, trustees or similar managers of such Person, and (3) the term “Change in Control” shall mean:

(a) The Company is merged, consolidated or reorganized into or with another corporation or other Person, or the stockholders of the Company approve such a merger, consolidation or reorganization, and as a result of such merger, consolidation or reorganization, the holders of the Voting Stock of the Company immediately prior to such transaction hold or would hold in the aggregate less than seventy percent (70%) of the combined voting power of the then-outstanding Voting Stock of the surviving corporation or Person immediately after such transaction; or

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(b) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other Person, or the stockholders of the Company approve such a sale or transfer, and either (x) as a result of such sale or transfer, the holders of the Voting Stock of the Company immediately prior to such sale or transfer hold or would hold in the aggregate less than seventy percent (70%) of the combined voting power of the then-outstanding Voting Stock of such corporation or Person immediately after such sale or transfer, or (y) such corporation or Person does not assume all of the Company’s obligations to the Employee pursuant to an instrument in form and substance reasonably satisfactory to the Employee; or

(c) The Company is liquidated or dissolved, or the stockholders of the Company approve such a liquidation or dissolution; or

(d) Any Person or “group” [as the term “group” is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)] becomes, or a report is filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any Person or “group” (as the term “group” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become, the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rules or regulations promulgated under the Exchange Act) of securities representing thirty percent (30%) or more of the combined voting power of the then outstanding Voting Stock of the Company or fifty percent (50%) or more of the then outstanding shares of Voting Stock of the Company; or

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(e) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form, report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

(f) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (f), each Director who is first elected, or first nominated for election by the Company’s  stockholders, by a vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of any such period (other than an election or nomination of any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 or any successor rule or regulation promulgated under the Exchange Act) will be deemed to have been a Director of the Company at the beginning of such period.

 Section 8.  Confidential Information.  The Employee recognizes and acknowledges that certain proprietary, non-public information owned by the Company and its affiliates, including without limitation proprietary, non-public information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales products, profits, costs, markets, key personnel, technical processes, and trade secrets (hereinafter called “Confidential Information”), are valuable, special and unique assets of the Company and its affiliates.  The Employee will not, during or after his term of employment, without the prior written consent of a member of the Board believed by the Employee to have been authorized by the Board for such purpose, knowingly and intentionally disclose any of the Confidential Information obtained by him while in the employ of the Company to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, directly or indirectly (other than to an employee of the Company of its affiliates, a director of the Company or its affiliates, or a person to whom disclosure is necessary or appropriate in the Employee’s good faith judgment in connection with the performance of his duties hereunder or otherwise on behalf of the Company), unless and until such Confidential Information becomes publicly available (other than as a consequence of the breach by the Employee of his confidentiality obligations under this Section 8), and except as may be required (or as the Employee may be advised by counsel is required) in connection with any judicial, administrative or other governmental proceeding or inquiry.  In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Employee, the Employee will deliver to the Company and will not take with his any documents, or any other reproductions (in whole or in part) of any items, comprising Confidential Information (except that the Employee may retain his personal address, telephone and other contact lists and information and any other documents or reproductions retained upon the advice of counsel).  Notwithstanding any other provision hereof, the term “Confidential Information” does not include any information that (a) is or becomes publicly available other than as the result of the breach by the Employee of his confidentiality obligations under this Section 8, (b) became, is or becomes available to the Employee on a non-confidential basis from a source, other than the Company, that to the Employee’s knowledge is not prohibited from disclosing such information to the Employee by a confidentiality obligation owed to the Company or (c) was known to the Employee prior to becoming an officer of the Company.  The provisions of this Section 8 shall expire and be of no further force and effect on the third anniversary of the date of termination of the Employee’s employment with the Company.

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Section 9.  Non-Competition.  The Company promises that during the term of this Agreement and before the Company can exercise any right to terminate the Employee’s employment without cause, the Company shall provide the Employee with Confidential Information that the Employee did not possess and had not received prior to the execution of this Agreement.  In exchange for and ancillary to the Company’s enforceable promise to provide him with that Confidential Information, the Employee agrees that he will not disclose or make improper use of any of the Confidential Information.  In order to enforce that promise by the Employee, he agrees to the provisions of this Section 9.  Accordingly, during his employment with the Company pursuant to this Agreement and for a period of two (2) years thereafter, the Employee will not knowingly and intentionally (i) engage, directly or indirectly, alone or as a partner, officer, director, employee, or consultant of any other business organization, in any business activities that are substantially and directly competitive with the business activities then conducted by the Company anywhere in the world (the “Designated Industry”), (ii) divert to any competitor of the Company in the Designated Industry any customer of the Company or (iii) solicit or encourage any officer, employee, or consultant of the Company to leave its employ for employment by or with any competitor of the Company in the Designated Industry.  The parties hereto acknowledge that the Employee’s non-competition obligations hereunder will not preclude the Employee from (i) owning less than 5% of the common stock of any publicly traded corporation or other Persons conducting business activities in the Designated Industry or (ii) serving as a director of a corporation or other Person engaged in the manufacturing or electronics industry whose business operations are not substantially and directly competitive with those of the Company.

 Section 10.  Arbitration.

(a) Subject Claims; Initiation of Binding Arbitration. The Company and the Employee agree that all (i) disputes and claims of any nature that the employee may have against the Company and any subsidiaries or affiliates and their officers and employees, including all federal or state statutory, contractual, and common law claims (including all employment discrimination claims) arising from, concerning, or relating in any way to our employment relationship, (ii) all disputes and claims of any nature that the Company may have against the Employee, or (iii) any dispute among us about the arbitrability of any claims or controversy will be resolved out of court.  Any such claims will be submitted exclusively first to mandatory mediation and, if mediation is unsuccessful, to mandatory arbitration.

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(b) Arbitration Procedure.  Unless otherwise agreed in writing by the Company and the Employee, any arbitration proceeding will be held in Houston, Texas.  The arbitration will be conducted under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules”).  The claim will be submitted to a single experienced, neutral employment arbitrator selected in accordance with the AAA Rules.  The arbitrator shall have full authority to award or grant all remedies provided by law.  The arbitrator shall have full authority to permit adequate discovery.  At the conclusion of the arbitration proceeding, the arbitrator shall issue a written, reasoned award.  The award of the arbitration shall be final and binding.  A judgment upon the award may be entered and enforced by any court having jurisdiction.  Each party shall pay the fees of their respective attorneys, the expenses of their witnesses, and any other expenses incurred by such party in connection with the arbitration, provided, however, that the Company shall pay for the fees of the arbitrator and the administrative and filing fees charged by the AAA.

(c) Confidentiality; Nonjoinder. All information regarding the dispute or claim or mediation or arbitration proceedings, including the mediation settlement or arbitration award, will not be disclosed by the Employee or by the Company or any mediator or arbitrator to any third party without the written consent of the Employee and the Company.  In no event may an arbitrator allow any party to join claims of any other employee in a single arbitration proceeding without consent of the Employee and the Company.  In the event that the dispute or claim involves a written agreement between the Employee and the Company (including this Agreement) or a compensation plan, the arbitrator will have no authority to add to, detract from, or otherwise modify the agreement or plan provisions other than as expressly set forth in that agreement or plan.  Should this arbitration agreement conflict with the arbitration provisions of any other agreement that the Employee has with the Company, the terms of this agreement will govern.

(d) Equitable Relief.  In the event that irreparable injury could occur during the pendency of a mediation or arbitration proceeding, to restore or maintain the status quo until the dispute has been resolved by mediation or arbitration a party may apply to a court of competent jurisdiction to obtain a temporary or preliminary injunction in aid of mediation and arbitration.

(e) Binding Agreement.  Notwithstanding any policy of the Company permitting it to alter its policies, procedures, and the terms and conditions of employment, this agreement to arbitrate is binding and cannot be modified or superseded except by a written agreement signed by an authorized representative of the Company and the Employee.

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Section 11.  General.

(a) Notices.  All notices and other communications hereunder will be in writing, and will be deemed to have been duly given if delivered personally, or three (3) business days after being mailed by certified mail, return receipt requested, or upon receipt if sent by written telecommunications, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section 11(a):

If to Company, to:

Benchmark Electronics, Inc.
3000 Technology Drive
Angleton, Texas 77515
Attn: Corporate Secretary
Fax No.: 979/848-5269

If to Employee, to:

Donald F. Adam
2409 Sarasoto
Friendswood, Texas 77546

(b) Withholding; No Offset.  All payments required to be made by the Company under this Agreement to the Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.  No payment under this Agreement will be subject to offset or reduction attributable to any amount of obligation the Employee may owe or be liable for to the Company or any other Person.

(c) Equitable Remedies.  Each of the parties hereto acknowledges and agrees that upon any breach by the Employee of his obligations under any of Sections 8 and 9 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

(d) Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

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  (e) Waivers.  No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise of any other right, power or privilege.

(f) Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

(g) Captions.  The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

(h) Reference to Agreement.  Use of the words “herein,” “hereof”, and “hereto” and the like in this Agreement refer to this Agreement only as a whole and not to any particular Section, subsection or provision of this Agreement, unless otherwise noted.  Any reference to a “Section” or “subsection” shall refer to a Section or subsection of this Agreement, unless otherwise noted.

(i) Successors and Binding Agreement.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any Persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise ( and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but shall not otherwise be assignable, transferable, or delegable by the Company.  Without limiting the foregoing, the surviving or transferee corporation or other person in any such transaction (whether by merger, consolidation, reorganization, transfer of business or assets, or otherwise) shall be subject to the provisions of Section 7 hereof and shall be deemed to be the Company for purposes of such provisions, regardless of whether such transaction itself constituted a Change of Control of the Company.

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(j) Entire Agreement; Amendments and Waivers.  This Agreement contains the entire understanding of the parties, and supersedes all prior agreements and understandings between them, relating to the subject matter hereof including that certain Key Contributor Severance Agreement between the parties dated January 24, 2002.  This Agreement may not be amended or modified except by a written instrument hereafter signed by each of the parties hereto, and may not be waived except by a written instrument hereafter signed by the party granting such waiver.  The Company has not made any promise or entered into any agreement that is not expressed in this Agreement, and the Employee is not relying upon any statement or representation of any agent of the Company.  In executing this Agreement, the Employee is relying solely on his judgment and has been represented by the legal counsel of his choice in connection with this Agreement who has read and explained to the Employee the entire contents of this Agreement, as well as explained the legal consequences.  No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(k) Governing Law.  This Agreement and the performance hereof shall be governed and construed in all respects, including but not limited to as to validity, interpretation and effect, by the laws of the State of Texas, without regard to the principles or rules of conflict of laws thereof.

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Executed as of the date and year first above written.

Benchmark Electronics, Inc.

/s/ Cary T. Fu
Cary T. Fu
Chief Executive Officer

Employee

/s/ Donald F. Adam
Donald F. Adam

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